UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2022 (May 31, 2022)

Medicine Man Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-55450	46-5289499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4880 Havana Street, Suite 201 Denver, Colorado	80239
(Address of Principal Executive Offices)	(Zip Code)

(303) 371-0387
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 8.01 below is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 1, 2022, Medicine Man Technologies, Inc. (the “Company”) issued a press release announcing the closing of the acquisition of substantially all of the operating assets of Urban Health & Wellness, Inc. (“Urban Dispensary”). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information under Item 7.01 of this Current Report on Form 8-K and the press release attached as Exhibit 99.1 are being furnished by the Company pursuant to Item 7.01. In accordance with General Instruction B.2 of Form 8-K, the information under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. In addition, this information shall not be deemed incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01 Other Events.

On May 31, 2022, Double Brow, LLC (“Brow Buyer”), a wholly-owned subsidiary of the Company, acquired substantially all of the operating assets of Urban Dispensary, including all of Equityholders’ (as defined below) personal goodwill relating to Urban Dispensary’s business, and assumed specified obligations of Urban Dispensary pursuant to the terms of the Asset and Personal Goodwill Purchase Agreement, dated March 11, 2022 (the “Purchase Agreement”), among Brow Buyer, Urban Dispensary, Patrick Johnson, and Productive Investments, LLC (together with Patrick Johnson, the “Equityholders”). Pursuant to the Purchase Agreement, Brow Buyer acquired all of Urban Dispensary’s assets related to its retail cannabis store and cannabis cultivation operations located in Denver, Colorado (other than assets expressly excluded from the acquisition under the Purchase Agreement), which included a retail dispensary store, a 7,200 square foot cultivation facility, the associated leases, and equipment designed for indoor cultivation, and assumed certain liabilities for contracts acquired under the Purchase Agreement (collectively, the “Acquisition”).

After purchase price adjustments for transaction and related expenses, the aggregate consideration for the Acquisition was approximately $3.2 million, of which approximately $1.3 million was paid in cash and $1.9 million was paid in Company common stock at a per share price of $1.31 per share. Total shares issued in connection with the Acquisition equaled 1,450,382 shares of Company common stock. The stock consideration is subject to post-closing reduction if any of the actual marijuana product inventory, marijuana plant inventory or cash at closing is less than certain targets stated in the Purchase Agreement. The Company held back approximately $288,000 worth of Company common stock, or 219,847 shares, as collateral for potential claims for indemnification from Urban Dispensary under the Purchase Agreement. Any of the purchase price held back and not used to satisfy indemnification claims will be released on November 30, 2023, eighteen months following the closing date of the Acquisition. The Company funded the Acquisition from cash on hand and from the $30,000 earnest money deposit on the purchase price made to Urban Dispensary in anticipation of closing.

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The issuances of the shares of the Company’s common stock at the closing of the Acquisition was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Securities Act Rule 506(b). The shares were issued in a privately negotiated transaction. The Equityholders are sophisticated and represented in writing that they are accredited investors and acquired the securities for their own accounts for investment purposes. Further, the Purchase Agreement states that the shares in question have not been registered under the Securities Act and cannot be sold or otherwise transferred without registration or an exemption therefrom. A legend will be placed on any certificates representing such shares referencing the restricted nature of the shares.

The Company entered into a lock-up agreement with each Equityholder providing limitations on the resale of the Company common stock issued to the Equityholders at closing.

The Company previously reported the terms of the Purchase Agreement and the transactions contemplated thereby in Item 8.01 of the Company’s Current Report on Form 8-K filed on March 18, 2022. The foregoing description of the Acquisition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Purchase Agreement attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 1, 2022
99.2	Asset and Personal Goodwill Purchase Agreement, dated March 11, 2022, by and among Medicine Man Technologies, Inc., Double Brow, LLC, Urban Health & Wellness, Inc., Patrick Johnson, and Productive Investments, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINE MAN TECHNOLOGIES, INC.

	By:	/s/ Daniel R. Pabon
Date: June 6, 2022		Daniel R. Pabon General Counsel

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